                                SELLING AGREEMENT
                           FOR THE CONTRACTS FUNDED BY
                           TIAA SEPARATE ACCOUNT VA-1

       THIS AGREEMENT made this 31st day of May, 1995, by and between Teachers Personal Investors Services, Inc. ("TPIS"), a Delaware corporation, and TIAA-CREF Individual & Institutional Services, Inc. ("T-C Services"), a Delaware nonprofit corporation.

                                   WITNESSETH:

       WHEREAS, TPIS has entered into an agreement with Teachers Insurance and Annuity Association of America ("TIAA") and TIAA Separate Account VA-1 (the "Separate Account"), pursuant to which it serves as the distributor of the Teachers Personal Annuity, an individual flexible premium deferred annuity funded by the Separate Account (the "Contracts"); and

       WHEREAS, TPIS proposes to have T-C Services sell, and T-C Services is willing to sell, the Contracts; and

       WHEREAS, each of TPIS and T-C Services is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and each is a member of the National Association of Securities Dealers, Inc. ("NASD").

       NOW, THEREFORE, TPIS and T-C Services hereby mutually agree as follows:

       1.  Appointment of T-C Services

           (a) TPIS hereby appoints T-C Services to distribute the Contracts, subject to the requirements of the Securities Act of 1933 (the "1933 Act"), the 1934 Act and the Investment Company Act of 1940 (the "1940 Act") during the term of this Agreement.

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T-C Services agrees to distribute the Contracts and to advise owners of
Contracts in connection therewith, in each case subject to the direction of and any limitation imposed by TPIS.

           (b) To the extent necessary to offer the Contracts, T-C Services shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. The sales representatives of T-C Services shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts under the federal securities laws, any applicable state insurance laws and securities laws of each state or other jurisdiction in which such Contracts may lawfully be sold and in which T-C Services is licensed or otherwise authorized to sell the Contracts. T-C Services shall be responsible for the training, supervision and control of its registered representatives for the purpose of the NASD Rules of Fair Practice and federal and state securities law requirements applicable in connection with the offering and sale of the Contracts.

           (c) T-C Services agrees to offer the Contracts for sale in accordance with the then-current prospectus and statement of additional information ("SAI") therefor filed with the Securities and Exchange Commission (the "Commission").

           (d) TPIS shall be responsible for furnishing T-C Services with copies of all prospectuses, SAIs, financial statements and other documents which T-C Services reasonably requires for use in connection with the distribution of the


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Contracts. T-C Services will be entitled to rely on all documentation and information furnished to it by TPIS.

       2.  Books and Records

           (a) T-C Services shall cause to be maintained and preserved all required books of account and related financial records as are required by the 1934 Act, the NASD and any other applicable laws and regulations in connection with its distribution of the Contracts. All such books and records maintained by or on behalf of T-C Services shall be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act or the corresponding provisions of any future federal securities laws or regulations, to the extent that such requirements are applicable to the Contracts operations. Such books and records shall be at all times subject to inspection by the Commission in accordance with Section 17(a) of the 1934 Act.

           (b) T-C Services shall have the responsibility for maintaining the records of sales representatives licensed, registered and otherwise qualified to sell the Contracts.

       3.  Reports

       T-C Services shall cause TIAA and/or the Separate Account to be furnished with such reports as either or both may reasonably request for the purpose of meeting reporting and recordkeeping requirements under the insurance laws of the State of New York and any other applicable states or jurisdictions.

       4.  Staff, Facilities, and Services



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       T-C Services shall be responsible for the maintenance of staff, facilities and services necessary to meet its obligations hereunder in connection with the distribution of the Contracts.

       5.  Expenses and Reimbursement

           (a) T-C Services shall be responsible for all expenses relating to its activities in connection with the distribution of the Contracts pursuant to the terms of this Agreement.

           (b) TPIS shall reimburse T-C Services for those expenses T-C Services incurs solely in connection with its distribution of the Contracts pursuant to this Agreement. Reimbursement shall be made quarterly by means of a single payment made within 30 days following the end of each quarter. These expenses include, but not limited to expenses incurred in connection with T-C Services' registration as a broker or dealer or in the registration or qualification of its officers, trustees or representatives under federal and state securities laws.

       6.  Non-Exclusivity

       TPIS understands and agrees that the services to be provided by T-C Services hereunder are not to be deemed exclusive and T-C Services is free to act as distributor of other variable insurance products or investment company shares issued by TIAA, the College Retirement Equities Fund, or any entity affiliated therewith. T-C Services shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided and authorized, have no authority to act for or represent TPIS in any way or otherwise be deemed an agent of



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TPIS other than in furtherance of its duties and responsibilities as set forth in this Agreement.

       7.  Liability

       T-C Services will not be liable for any error of judgment or mistake of law or for any loss suffered by TPIS in connection with the matters to which this Agreement relates. Nothing herein contained shall be construed to protect T-C Services against any liability resulting from the willful misfeasance, bad faith, or gross negligence of T-C Services in the performance of its obligations and duties, or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

       8.  Regulation

           (a) This Agreement shall be subject to the provisions of the 1940 Act, the 1934 Act and the rules, regulations and rulings thereunder, and of the NASD, as in effect from time to time, including such exemptions and other relief as the Commission, its staff, or the NASD may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

           (b) T-C Services shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of the Separate Account, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing,



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T-C Services shall furnish the SEC, the State of New York Secretary of State and/or the Superintendent of Insurance with any information or reports which the SEC, the Secretary of State and/or the Superintendent of Insurance may request in order to ascertain whether the operations of the Separate Account are being conducted in a manner consistent with applicable laws or regulations.

       9.  Investigation and Proceedings

           (a) TPIS and T-C Services agree to cooperate fully in any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to TIAA, the Separate Account, TPIS or T-C Services, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Contracts distributed under this Agreement.

           (b) In the case of a customer complaint, T-C Services and TPIS will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

       10.  Duration and Termination of the Agreement

           (a) This Agreement shall become effective with respect to the Contracts as of July 1, 1995 and shall continue in effect indefinitely.

           (b) This Agreement may be terminated, without the payment of any penalty, by T-C Services or TPIS on sixty days' written notice to the other parties. This Agreement shall automatically terminate in the event of its assignment. Without


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limiting the generality of the foregoing, the term "assigned" shall not include any transactions exempted from Section 15 (b) (2) of the 1940 Act. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder and the agreements contained in paragraph 9 hereunder.

       11. Definitions

       The terms "Assignment", "interested person", and "majority of the outstanding shares", when used in this Agreement, shall have the respective meanings specified under the 1940 Act and rules thereunder.

       12. Further Actions

       Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

       13. Governing Law

       The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, and the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable, the latter shall control.

       14. Counterparts



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       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

       15. Notices

       All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

       (a)    If to TPIS

              Teachers Personal Investors Services, Inc.
              730 Third Avenue
              New York, New York 10017-3206
              Attention: Ronald P. McPhee

       (b)    If to T-C Services

              TIAA-CREF Individual & Institutional Services, Inc.
              730 Third Avenue
              New York, New York 10017-3206
              Attention: John McCormack

or to such other address as T-C Services or TPIS shall designate by written notice to the others.

       16. Miscellaneous

       Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

       In WITNESS WHEREOF, TPIS and T-C Services have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year



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first above written.


TEACHERS PERSONAL INVESTORS SERVICES, INC.



 /s/ THOMAS G. WALSH                     Attest: /s/ LISA SNOW
 ----------------------------------              -------------------

Title: President                            Title: Assistant Secretary
      -----------------------------               ------------------


TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, INC.


By: /s/ JOHN J. McCORMACK                   Attest: /s/ LISA SNOW
   --------------------------------                -----------------

Title: President                            Title: Assistant Secretary
      -----------------------------               ------------------





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                       AMENDMENT TO THE SELLING AGREEMENT
                                     FOR THE
                               CONTRACTS FUNDED BY
        TIAA SEPARATE ACCOUNT VA-1, TIAA-CREF LIFE SEPARATE ACCOUNT VA-1
                AND THE SHARES ISSUED BY TIAA-CREF MUTUAL FUNDS



       Amendment to the Selling Agreement for the Contracts Funded by the TIAA Separate Account VA-1 dated May 31, 1995, by and between Teachers Personal Investors Services, Inc. ("TPIS") and TIAA-CREF Individual & Institutional Services, Inc. ("T-C Services") as amended November 30, 1998. T-C Services and TPIS mutually agree that upon execution of this Amendment, the Agreement shall be amended as set forth below:


       1. The title of the Agreement is hereby amended to read as follows:

       "Selling Agreement for the Contracts Funded by the TIAA Separate Account VA-1, TIAA-CREF Life Separate Account VA-1 and the Shares Issued by TIAA-CREF Mutual Funds and TIAA-CREF Institutional Mutual Funds.

       2. The first Whereas clause is hereby amended to read as follows:

       "WHEREAS, TPIS has entered into agreements with the Teachers Insurance and Annuity Association of America ("TIAA"), TIAA Separate Account VA-1 ("VA-1"), TIAA-CREF Mutual Funds (the "Retail Fund"), TIAA-CREF Institutional Mutual Funds (the "Institutional Fund"), and TIAA-CREF Life Insurance Company, for itself and on behalf of TIAA-CREF Life Separate Account VA-1 ("TIAA-CREF Life VA-1"), pursuant to which it serves as the principal underwriter of the variable annuity Contracts (the "Contracts") issued by VA-1 and TIAA-CREF Life VA-1 and the shares issued by the Retail Fund and Institutional Fund (the "Shares").


       IN WITNESS WHEREOF, T-C Services and TPIS have caused this Amendment to the Agreement to be executed in their names and on their behalf as of this day of 1st day of June, 1999 by and through their duly authorized officers.


TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, INC.


 /s/ LISA SNOW                       Attest: /s/ STEWART P. GREENE
 ---------------------------                 ------------------------
   Title: Vice President, Chief                Title: Senior Counsel and
          Counsel Corporate Law                       Assistant Secretary
          and Secretary

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By: /s/ THOMAS G. WALSH                 Attest: /s/ STEWART P. GREENE
   -------------------------                   ----------------------
   Title: President                            Title: Senior Counsel and
                                                      Assistant Secretary